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                                                                    EXHIBIT 21.1

Subsidiaries

Corgi Classics Ltd., United Kingdom
Corgi Classics Holdings Ltd., United Kingdom
Corgi Classics Inc., United States of America
Icon Collectibles Ltd., United Kingdom
Lledo Collectibles Ltd., United Kingdom
Dongguan Xinda Giftware Co. Ltd., Mainland China
Guangzhou Jin Yi Advertising Co. Ltd., Mainland China
Hua Yang Holdings Co. Ltd., Cayman Islands
Hua Yang Printing Holdings Co. Ltd., Hong Kong
Luen Tat Model Design Co. Ltd., The British Virgin Islands
Luen Tat Mould Manufacturing Ltd., The British Virgin Islands
Onchart Industrial Ltd., The British Virgin Islands
Shenzhen Huaxuan Printing Product Co. Ltd., Mainland China
Wealthy Holdings Ltd., The British Virgin Islands
Zindart Ltd., Bermuda
Bassett Lowke Ltd., United Kingdom
Corgi Sales Ltd., United Kingdom
Corgi Toys Ltd., United Kingdom
Blow-ko Ltd., United Kingdom
Bassett Lowke (Railways) Ltd., United Kingdom
Corgi Collectors Ltd., United Kingdom